PARTICIPATION AGREEMENT
Booth/Tortuga Project

STATE OF TEXAS                             §
§ KNOW ALL MEN BY THESE PRESENTS:     THAT,
COUNTIES OF DIMMIT
AND ZAVALA                                    §

THIS PARTICIPATION AGREEMENT (“Agreement”) is made and entered into on this 29th day of June, 2011 but effective as of the 1st day of April, 2011, by and between Crimson Exploration Operating, Inc., a Delaware corporation, 717 Texas Avenue, Suite 2900, Houston, Texas 77002 (hereinafter sometimes referred to as “Crimson” or “Assignor”), Energy One, LLC, a Wyoming limited liability company, 877 N. 8th W., Riverton, Wyoming  82501 (hereinafter sometimes referred to as “EOne” or “Assignee”), and Liberty Energy, LLC, a Massachusetts limited liability company, 175 Berkley Street, Mail Stop 18K, Boston, Massachusetts  02216 (hereinafter sometimes referred to as “Liberty” or “Assignee”, and together with EOne, collectively, the “Assignees”).

W I T N E S S E T H

WHEREAS, Crimson owns certain mineral and/or leasehold interests listed on Exhibit “A” attached hereto and made a part hereof (the “Existing Crimson Interests”) in the Booth/Tortuga Area, which is outlined in blue  and otherwise depicted on Exhibit “B” attached hereto and made a part hereof, and has acquired, or will acquire contemporaneously with the execution of this Agreement, from Sage Energy Company and Sage Energy Company’s affiliates (collectively “Sage”), all of Sage’s right title and interest in certain oil and gas leases owned by Sage within the Contract Area which leases are more specifically described on Exhibit “C” attached hereto and made a part hereof (the “Existing Sage Interests”, and together with the Existing Crimson Interests, collectively, the “Combined Booth/Tortuga Interests”) covering the lands shaded in yellow on Exhibit “B”.  Additionally, the area outlined in blue on Exhibit “B” shall be designated as an Area of Mutual Interest (“AMI” or “Contract Area”) as defined in the JOA described in Article II below.  The parties acknowledge that Crimson currently owns certain fee mineral interests within the Contract Area acquired by Assignment and Bill of Sale from Anadarko Petroleum Corporation et al to Southern G Holdings and recorded in Vol. 336, Page 588 in Dimmit County and Vol. 287, Page 284 in Zavala County; that are not subject to this Agreement.

WHEREAS, EONE desires to acquire, subject to the terms, conditions and reservations hereof, an undivided thirty percent of eight-eighths (30.00% of 8/8ths) working interest, as of the effective date hereof, in and to the Combined Booth/Tortuga Interests, subject to the terms, conditions, reservations and limitations provided hereinafter.

WHEREAS, Liberty desires to acquire, subject to the terms, conditions and reservations hereof, an undivided twenty percent of eight-eighths (20.00% of 8/8ths) working interest, as of the effective date hereof, in and to the Combined Booth/Tortuga Interests, subject to the terms, conditions, reservations and limitations provided hereinafter.

NOW, THEREFORE, for and in consideration of the premises, and the mutual benefits and advantages herein contained, it is agreed by and between Crimson, EOne and Liberty as follows:

ARTICLE I

PURCHASE OF INTEREST

A.           Consideration:

1.           Cash Payment

Upon (i) closing of Crimson’s acquisition of the Sage Existing Interest pursuant to that certain Assignment and Bill of Sale, dated June __, 2011 but effective as of April 1, 2011, between Sage, as assignor, and Crimson, as assignee, attached hereto as Exhibit “D” and made a part hereof (the “Crimson-Sage Assignment”) and (ii) delivery of a full-executed Crimson-Assignees Assignment (as defined in Section 1.B below), (a) EOne shall pay Crimson a total cash consideration of $5,044,900 subject to applicable adjustments, for a 30% of 8/8 working interest in Combined Booth/Tortuga Interests, and (b) Liberty shall pay Crimson a total cash consideration of $3,363,267, subject to applicable adjustments, for a 20% of 8/8 working interest in Combined Booth/Tortuga Interests. The cash consideration to be paid by Assignees shall be paid in accordance with the allocation table attached hereto as Exhibit “E”.  Such payment shall be made in full by each Assignee upon closing of this Agreement and delivery of the Crimson-Assignees Assignment.

2.           Pre and Post Crimson-Sage Assignment Land and Legal Expenditures

The parties hereto agree that all land, legal and environmental due diligence expenses incurred by Crimson in the acquisition of the Sage Existing Interests, pre-effective date of the Crimson-Sage Assignment, including, but not limited to, lease acquisition, brokerage, title opinion, contract preparation/negotiation, due diligence or related land and/or legal expense, and environmental due diligence, Phase I and II site assessment(s) and related expenses, are identified on Exhibit “H”, and shall be borne by all parties at a percentage based on their percentage as shown on Exhibit “H”; provided, however, that no costs or expenses with respect to Phase II site assessment(s) shall be shared by the parties hereto without the prior written consent of such parties to conduct such Phase II site assessment(s).  Payment of each Assignee’s share of any such expenses shall be made by such Assignee after the date of this Agreement and within 30 days of such Assignee’s receipt of an invoice from Crimson for such expenses.  The parties hereby agree that, subsequent to execution of this Agreement, any such expenses incurred after April 1, 2011 that do not pertain to the due diligence process shall be borne by the joint account at their working interest shares set out in the JOA.  Further, all such costs and expense shall be authorized and incurred subject to the terms and provisions of the JOA.

3.           Initial Well

Crimson, as Operator of the Contract Area, shall use its best efforts to commence operations for the drilling and completion of the Initial Well on or before November 15, 2011 at Crimson’s recommended location after conducting title examination and consulting with the surface owner.  The Initial Well will be drilled to the Eagle Ford Shale Formation in a continuous, diligent and workmanlike manner pursuant to the terms of the JOA, and in accordance with AFE and accompanying well plan for such well.  The Initial Well and all subsequent wells and operations in the Contract Area shall be subject to the terms of the JOA.

B.	Assignment of the Combined Booth/Tortuga Interests:

Contemporaneously with payment of the consideration set forth in Article I.A.1. above, Crimson and each Assignee shall enter into an assignment of the oil and gas leases underlying the Combined Booth/Tortuga Interests in a form to be mutually agreed to by the parties but substantially in the form attached hereto as Exhibit “F” (the “Crimson-Assignees Assignment”)

in accordance with the following:

1.	Crimson shall deliver to EOne an undivided 30.00% of 8/8ths working interest in and to the Combined Booth/Tortuga Interests consisting of no less than 2,156 net acres.

2.	Crimson shall deliver to Liberty an undivided 20.00% of 8/8ths working interest in and to the Combined Booth/Tortuga Interests consisting of no less than 1,437 net acres.

3.
Crimson shall deliver to EOne the proportionately reduced net revenue interest in the Combined Booth/Tortuga Interests as set forth in Exhibit “E” and attached hereto, without any additional burdens reserved to Crimson; provided that such proportionately reduced net revenue interests shall never be less than 75%.

4.
Crimson shall deliver to Liberty the proportionately reduced net revenue interest in the Combined Booth/Tortuga Interests as set forth in Exhibit “E” and attached hereto, without any additional burdens reserved to Crimson; provided that such proportionately reduced net revenue interests shall never be less than 75%.

5.	The Crimson-Assignees Assignment shall cover all depths owned or acquired by Crimson in the oil and gas leases underlying the Combined Booth/Tortuga Interests.

6.
The portion of the Combined Booth/Tortuga Interests assigned to Assignees shall not be burdened by any lien, mortgage or other material encumbrance other than the oil and gas leases underlying the Combined Booth/Tortuga Interests and the JOA.

7.	The Crimson-Assignees Assignment shall be made subject to the terms, covenants and conditions of the oil and gas leases underlying the Combined Booth/Tortuga Interests and the JOA.

8.	The Crimson-Assignees Assignment shall be made without warranty of any kind, express or implied, except for claims arising by, through and under Crimson.

To the extent that the net acres conveyed to EOne and Liberty deviates from the acreage described in Sections 1.B(1) and (2) above, Crimson shall reimburse EOne and Liberty for $2340 per net acre below the specified amount of acreage.

Within thirty (30) days of (i) the payment of the consideration set forth in Article I.A.1. above and (ii) the discovery at any time thereafter of additional or remaining net revenue interests in the deep rights received pursuant to the Crimson-Sage Assignment but not previously conveyed to Assignees, Crimson shall deliver unto each Assignee a Correction assignment of the oil and gas leases underlying the Combined Booth/Tortuga Interests in a form to be mutually agreed to by the parties but substantially in the form attached hereto as Exhibit “F” (the “True-up Crimson-Assignees Assignment”) which are intended to convey any remaining net revenue interests in the deep rights which Crimson received pursuant to the Crimson-Sage Assignment but had not previously conveyed to Assignees.

C.           Representations and Warranties of Crimson.

Crimson represents and warrants to Assignees as follows:

a.            Organization.  Crimson is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Crimson is qualified to do business in and is in good standing under the laws the state in which the Combined Booth/Tortuga Interests are located.

b.            Authority and Authorization.  Crimson has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and any other documents or instruments contemplated hereby, and to perform its obligations under this

Agreement and any such documents or instruments.  The execution and delivery of this Agreement, and any other documents or instruments contemplated hereby, by Crimson has been, and the performance by Crimson of this Agreement and any such documents or instruments and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of Crimson.

c.            Enforceability.  This Agreement has been duly executed and delivered on behalf of Crimson and constitutes the legal, valid and binding obligation of Crimson enforceable in accordance with its terms.  All documents and instruments required hereunder to be executed and delivered by Crimson shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Crimson enforceable in accordance with their terms.

d.            Conflicts.  The execution and delivery of this Agreement, and any other documents or instruments contemplated hereby, by Crimson does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of Crimson's governing documents, (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Crimson, or (c) result in the creation of any lien, charge or encumbrance on any of the Combined Booth/Tortuga Interests.

The above representations shall terminate two (2) years after the execution date of this Agreement

D.           Representations and Warranties of EOne   EOne represents and warrants to Crimson and Liberty that:

a.            Organization.  EOne is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming.  EOne is qualified to do business in and is in good standing under the laws the state in which the Combined Booth/Tortuga Interests are located.

b.            Authorization and Authority.  EOne has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and any other documents or instruments contemplated hereby, and to perform its obligations under this Agreement and any such documents or instruments.  The execution and delivery of this Agreement, and any other documents or instruments contemplated hereby, by EOne has been, and the performance by EOne of this Agreement and any such documents or instruments and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of EOne.

c.            Enforceability.  This Agreement has been duly executed and delivered on behalf of EOne and constitutes a legal, valid and binding obligation of EOne enforceable in accordance with its terms.  At the Closing all documents required hereunder to be executed and delivered by EOne shall be duly executed and delivered and shall constitute legal, valid and binding obligations of EOne enforceable in accordance with their terms.

d.            Conflicts.  The execution and delivery of this Agreement, and any other documents or instruments contemplated hereby, by EOne does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of EOne's governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to EOne.

E.           Representations and Warranties of Liberty  Liberty represents and warrants to Crimson and EOne that:

a.            Organization.  Liberty is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  Liberty is qualified to do business in and is in good standing under the laws the state in which the Combined Booth/Tortuga Interests are located.

b.            Authorization and Authority.  Liberty has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and any other documents or instruments contemplated hereby, and to perform its obligations under this Agreement and any such documents or instruments.  The execution and delivery of this Agreement, and any other documents or instruments contemplated hereby, by Liberty has been, and the performance by Liberty of this Agreement and any such documents or instruments and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of Liberty.

c.            Enforceability.  This Agreement has been duly executed and delivered on behalf of Liberty and constitutes a legal, valid and binding obligation of Liberty enforceable in accordance with its terms.  At the Closing all documents required hereunder to be executed and delivered by Liberty shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Liberty enforceable in accordance with their terms.

d.            Conflicts.  The execution and delivery of this Agreement, and any other documents or instruments contemplated hereby, by Liberty does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of Liberty's governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Liberty.

ARTICLE II

OPERATING AGREEMENT

Contemporaneous with the execution of this Agreement, the parties hereto shall enter into an Operating Agreement in the form attached hereto as Exhibit “G” (the “JOA”), which shall become effective as of the effective date hereof.  Except as may be specifically provided for in this Agreement, the relationship of the parties and the obligations and rights with respect to all wells drilled hereunder, the oil and gas leases underlying the Combined Booth/Tortuga Interests and the Contract Area shall be governed by the JOA.  In the event of a conflict or inconsistency between the terms and provisions of this Agreement and those of the JOA, it is stipulated that the terms and provisions of this Agreement shall prevail.  It is further understood and agreed that Assignees shall cooperate with Crimson to name Crimson as the Operator for the Contract Area, subject to the terms and provisions of the JOA.

ARTICLE III

MISCELLANEOUS

A.	Paragraph Headings:

The paragraph headings inserted in this Agreement are utilized solely for referenced purposes and do not constitute substantive matter to be considered in construing the terms of this Agreement.

B.           Relationship of the Parties:

All liability hereunder shall be separate and several, not joint, solidary or collective and shall be in proportion to each party's interest as set forth herein.  For avoidance of doubt, in no event shall (i) EOne be liable for any amounts related or pursuant to this Agreement in excess of its proportional thirty percent (30%) working interest, or (ii) Liberty be liable for any amounts related or pursuant to this Agreement in excess of its proportional twenty percent (20%) working interest, and if any party is required to pay any amounts in excess of its proportional working interest, the parties hereto agree that the other parties shall reimburse such party for the other parties’ proportional share of such payment.  It is not the purpose of this Agreement to create a partnership, mining partnership, partnership for a specific purpose, joint venture, or any other relationship, which would render the parties liable as partners, associates, or joint venturers.

C.	Entire Agreement:

This Agreement and the JOA contain the entire Agreement between the parties hereto relative to the Contract Area.  Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.  No variations, modifications, or changes herein or hereof shall be effective unless evidenced by written document executed by the parties hereto.  Notwithstanding the provisions of this paragraph, no party shall be bound by, subject to, or deemed a party to any agreement between the parties which has not been reduced to writing and executed by or on behalf of such party.

D.	Execution:

This Agreement may be executed in one or more counterparts or multiple originals.

E.	Binding Agreement:

The terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed as covenants running with the oil and gas leases underlying the Combined Booth/Tortuga Interests covered hereby and with each transfer or assignment thereof; provided, however, it is stipulated that no assignment or transfer by any party subject to this Agreement however accomplished, of any right, title or interest acquired hereunder shall relieve such party of any liability or obligation previously incurred.

F.	News Releases:

Any party hereto or any related party hereto desiring to issue a news release concerning this Agreement or operations conducted within the Contract Area shall provide the other party hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties, which consent shall not be unreasonably withheld.  Notwithstanding the immediately preceding sentence, no prior consent shall be required for any news release required by law and/or the Securities and Exchange Commission, but the party desiring to issue such news releases, shall provide an advance copy thereof to the other party at least one (1) business days prior to issuance in order that such other party may advise the issuing party of any objections they may have to such news release.  The only exception to the foregoing shall be that in the event of an emergency involving extensive property damage, operations failure, loss of human life or other clear emergency, the party designated as Operator hereunder is authorized to furnish such minimum, strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities if time does not permit the obtaining of prior approval by the other parties.  Said Operator shall thereupon promptly advise the other parties of the information so furnished.

G.	Information Distribution List/Geological Well Requirements:

The Operator shall furnish the information to, or perform such requirements for, Assignees as set out in the Information Distribution List attached as Exhibit “G” to the JOA.

H.	Notices/Information:

All notices or information authorized or required between the parties and required by the provisions of this Agreement or the JOA, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by email, or by fax and addressed to the following parties:

Crimson Exploration Operating, Inc.
717 Texas Avenue, Suite 2900
Houston, Texas  77002
Attn:       Jeff A. Sikora
Land Manager
jsikora@crimsonxp.com
(713) 236-7400
(713) 236-4411 fax

Energy One, LLC.
877 N. 8th W.
Riverton, Wyoming  82501
Attn:       Mark Larsen
President
mark@usnrg.com
(307) 856-9271
(307) 857-3050

Liberty Energy, LLC
175 Berkley Street
Mail Stop 18K
Boston, Massachusetts  02216
Attn:       Sean O’Neill
Vice President
Sean.Oneill@libertyenergy.com
(617) 654-4685
(617) 574-6923 fax

I.           Confidentiality:

For a period of two (2) years from the effective date of this Agreement, no geophysical, geological, engineering, technical, production, test or other data or resulting from activities undertaken pursuant to this Agreement shall be given to or made available to any person or entity which is not a party or a director, officer or employee of a party, unless otherwise agreed to by the parties, except that this prohibition shall not apply to disclosure (i) to affiliates or subsidiaries corporations of any party, (ii) internal partners, (iii) required by an applicable law, rule or regulation or governmental or self-regulatory agency, (iv) required for the purpose of review by private engineering firm(s) for purposes of preparing reservoir and other similar evaluations, (v) to a lender or investment advisor for purposes of obtaining debt or equity financing, (vi) required by a private geological or geophysical consultant or employees of a reviewing company for purposes of preparing a technical evaluation of the Contract Area, (vii) required by a pipeline in connection with negotiations for a gas purchase contract, or required by-law or regulation or pursuant to the terms of any permit and/or option acquired in connection with any operation hereunder, (viii) required pursuant to court order discovery request, or subpoena, and (ix) in connection with a proposed sale.  Prior to any disclosure pursuant to clause (i), (iv), (v), (vi), (vii) or (ix) of the preceding sentence, the disclosing party shall obtain from the party to whom the disclosure will be made a written understanding that such party will maintain the confidentiality of the material disclosed to it.

J.           Area of Mutual Interest:

The parties take cognizance of the Area of Mutual Interest provisions of the JOA (the “AMI Provisions”), and agree that they are bound thereby.  In addition to the AMI Provisions, the parties recognize and agree that as among themselves, each lease or interest acquired under the JOA shall be subject to lessors royalty and any overriding royalty interests or other burdens in favor of an original granting party of a lease or interest necessary for and incident to the acquisition of such lease or interest if approved in writing in advance by all parties.   Crimson shall not reserve any overriding royalties for itself or any of its affiliates in any acquisition of such lease or interest.

K.	Term of Agreement:

This Agreement shall terminate upon expiration of the oil and gas leases underlying the Combined Booth/Tortuga Interests and any other leases or interests acquired within the AMI or upon mutual consent of all the parties hereto, whichever is earlier; provided however, that the termination of this Agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.  Upon termination of this Agreement, the rights and duties of the parties hereto shall be governed by the terms of the JOA.

L.	Governing Law:

This Agreement, including but not limited to matters of performance, breech, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the State of Texas.

M.           Arbitration:

(a)
Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof or thereof, the alleged breach of any such provision, or in any way relating to the subject matter of this Agreement or the relationship between the parties or their Affiliates created by this Agreement, involving the parties and/or their respective representatives (all of which are referred to herein as "Claims'), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration.

(b)
It is the intention of the parties that the arbitration shall be conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Agreement. The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators.  Failing agreement upon the rules governing the conduct of the arbitration within thirty days after appointment of the third arbitrator (as provided below), the arbitrators shall adopt the Commercial Arbitration Rules of the American Arbitration Association. but the arbitration shall not be under the supervision of, and no fee shall be paid to, the American Arbitration Association. In deciding the substance of the parties' Claims, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other State's law). Notwithstanding any other provision in this arbitration agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the law of any other State, or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the

American Arbitration Association, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any such Claims.

(c)
The arbitration proceeding shall be conducted in Houston, Texas. Within thirty days of the notice of initiation of the arbitration procedure, each party shall select one arbitrator. The two arbitrators shall select a third arbitrator, failing agreement on which within ninety days of the original notice, the parties (or either of them) shall apply to any United States District Judge for the Southern District of Texas, Houston Division, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator.

(d)	All fees of the arbitrators shall be borne equally by the parties. All other fees and costs associated with the arbitration will be borne by the party incurring such fees and costs.

(e)	To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ award shall be maintained in confidence by the parties.

Signatures appear on the following page.

IN WITNESS WHEREOF, this Agreement is executed in multiple originals by each of the parties hereto as of the effective date hereinabove first written.

ASSIGNOR:

CRIMSON EXPLORATION OPERATING, INC.

By:    /s/ Jeff A. Sikora
Name:           Jeff A. Sikora
Title:           Land Manager
Date:           June __, 2011

ASSIGNEES:

ENERGY ONE, LLC

By:    /s/ Mark J. Larsen
Name:  Mark J. Larsen
Title:           President
Date:           June __, 2011

LIBERTY ENERGY, LLC

By:    /s/ Sean P. O’Neill
Name:           Sean P. O’Neill
Title:           Vice President
Date:           June 29, 2011